EXHIBIT 99.1

Spriza Contest Exceeds Expectations

EL SEGUNDO, CA – February 5, 2015/Marketwired/ - Spriza, Inc. (“Spriza”) (the “Company”) (OTCQB: SPRZ), (www.spriza.com) the world's leading social network for group prizes and incentives is pleased to announce results of a contest it initiated in January of 2015. Spriza administered a 30 day contest for a client that operates one of the world’s top online game applications. Traffic generated during the first 24 hours of the SPRIZA™ enabled contest was unprecedented and exceeded the client’s overall objectives for the campaign.

In the first hour of the contest, Spriza experienced 1500 new subscribers signing up on its website. After six hours the Company had over 10,000 new subscribers signed up and within 24 hours, over 22,000 new subscribers had signed up on the Spriza website. The traffic resulted in 140,000 unique visitors to Spriza.com which was shared through Facebook more than 36,000 times. A total of 4,500 SMS text messages were generated to download the client’s mobile app. Over the first 24 hour period, requests to the Spriza website exceeded 3 Million visitors. The day ended with a conversion rate of 16% of the total visitors viewing Spriza’s website and converting into new subscribers for Spriza.

The success of the contest on Spriza’s platform was underestimated by both Spriza and the client, resulting in a heavy site load surge which had the Company managing site loads to handle the unexpected capacity. The Company’s servers have been quadrupled to handle demand going forward for future contests.

“Not only did we exceed the client’s expectations for traffic through our SPRIZA™ contest platform, the huge response proved the strength and viability of the platform.” said Jay Cowles, Spriza’s COO.  “Considering that a typical conversion rate of similar digital initiatives is 2-5%*, Spriza’s 16% conversion rate during this contest provided a strong ROI to our client, something that potential brands and advertisers will be interested in. This contest was a fantastic affirmation of Spriza`s business model and with the information we have acquired though this process, will allow us to create even better returns for our clients.”

With the imminent release of our Spriza Mobile Application, Spriza is continuing its focus on improved usablity for clients and consumers. Spriza has also begun working with clients to expand it’s reach into the areas of live events, charitable initatives, live music and sporting events.

(*http://www.marketingexperiments.com/blog/marketing-insights/conversion-rate-averages.html)

About Spriza, Inc.

Spriza, Inc. is the world's leading social network for group prizes and incentives and an emerging growth public company.

Spriza's intellectual property is a robust and effective incentive marketing system that builds brand awareness and generates qualified targeted leads for any size of business through an online contest marketing solution "SPRIZA™". SPRIZA™ is modular, scalable, and fully customizable. It taps into the power of shared interests and personal relationships within targeted markets producing traceable and quantifiable results at every stage of the contest.

SPRIZA™ provides deep, real-time analytics and reporting, through a robust tool that measures marketing and advertising budgets for real time return on investment analysis and demographic profiling. SPRIZA™ leverages social strategies based on business objectives enabling branders to measure results of marketing efforts. The result is a network of subscribers that participate in contest promotions centered and shared around their personal interests. SPRIZA™ produces quantifiable and verifiable participant data results, which can be used for ongoing marketing purposes with targeted demographics. SPRIZA™ data results assess how many consumers responded, whom they shared the campaign with, the level of engagement, how many other campaign participants were influenced and sales value generated.

SPRIZA™ is designed to work with Social Media engines including Facebook, Twitter and Pinterest and offers full mobile capability to engage popular mobile applications including iPhone, Android, Blackberry and Windows mobile operating systems.

Forward-Looking Statements

This news release contains "forward-looking statements" as that term is defined in Section 27A of the United States Securities Act of 1933, as amended and Section 21E of the Securities Exchange Act of 1934, as amended. Statements in this press release which are not purely historical are forward-looking statements, including, but not limited to, introducing the re-formulated Pulse brand of functional drinks by mid-year, the successful rollout of the new coconut water line and any statements regarding beliefs, plans, expectations or intentions regarding the future. Actual results could differ from those projected in any forward-looking statements due to numerous factors. Such factors include, among others, the inherent uncertainties associated with new projects and development stage companies. These forward-looking statements are made as of the date of this news release, and the company assumes no obligation to update the forward-looking statements, or to update the reasons why actual results could differ from those projected in the forward-looking statements. Although management believes that any beliefs, plans, expectations and intentions contained in this press release are reasonable, there can be no assurance that any such beliefs, plans, expectations or intentions will prove to be accurate. Investors should consult all of the information set forth herein and should also refer to the risk factors disclosure outlined in the company’s annual report on Form 10-K for the most recent fiscal year,  quarterly reports on Form 10-Q and other periodic reports filed from time-to-time with the Securities and Exchange Commission.

Become a SPRIZA Facebook Fan at http://www.facebook.com/sprizacontests
Follow SPRIZA on Twitter at https://twitter.com/Sprizacontests

For more information, contact:

Media Relations
Christian Darbyshire
tinepublic@shaw.ca
416-419-9953

Internal Communications
info@spriza.com
650-204-7903
www.spriza.com/investors